UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PENFORD CORPORATION

(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1221360 (IRS Employer Identification No.)

777-108th Avenue N.E., Suite 2390,
Bellevue, Washington 98004-5193
(425) 462-6000

(Address of registrant’s Principal Executive Offices)

Penford Corporation 1994 Stock Option Plan (as amended as of January 8, 2002)

(Full title of the plan)

Attention: Susan M. Iverson
777-108th Avenue N.E., Suite 2390,
Bellevue, Washington 98004-5193
(425) 462-6000

(Name and address of agent for service)

Copies of all communications to:
Richard B. Dodd
Kathleen A. Keizer
Preston Gates & Ellis LLP
701 Fifth Avenue, Suite 5000
Seattle, WA 98104
(206) 623-7580

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	share(2)	price(2)	registration fee

Common stock	500,000	$17.175	$8,587,500	$790.05

(1)  Includes an indeterminate number of additional shares that may be issued to adjust to the number of shares issued pursuant to the 1994 Stock Option Plan described herein, as the result of any future stock split, stock dividend, or similar adjustment of Penford Corporation’s outstanding stock.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933 for shares of common stock reserved under the Penford Corporation 1994 Stock Option Plan. The price per share is estimated to be $17.175 based on the average of the high ($17.40) and the low ($16.95) sales prices for the common stock on July 5, 2002, as reported on the Nasdaq National Market.

Explanatory Statement

     A total of 1,000,000 shares of common stock of Penford Corporation were registered in connection with the Penford Corporation 1994 Stock Option Plan, as amended (the “1994 Stock Plan”) by two separate registration statements on Form S-8 as follows: (a) 500,000 shares on April 25, 1995, file number 033-58799; and (b) 500,000 shares on March 17, 1997, file number 333-23433. In August 1998, the options authorized for issuance under the 1994 Stock Plan were automatically increased to an aggregate total of 1,450,838, pursuant to the terms of the 1994 Stock Plan, to reflect the spin-off of Penford Corporation’s former subsidiary, Penwest Pharmaceuticals Co. No additional value was transferred as a result of this adjustment. On February 25, 2002, the shareholders of Penford Corporation approved an amendment to the 1994 Stock Plan, authorizing an additional 500,000 shares of the Company’s common stock to be issuable under the 1994 Stock Plan. This Registration Statement is being filed to register the 500,000 additional shares of common stock of Penford Corporation that may be issued pursuant to the 1994 Stock Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Pursuant to General Instruction E to Form S-8, the contents of the Registration Statements on Form S-8 filed by Penford Corporation (formerly known as Penwest, LTD.) under Registration Numbers 033-58799 and 333-23433, with respect to securities offered pursuant to the 1994 Stock Plan are hereby incorporated by reference herein.

Item 8. Exhibits

Exhibit		Description

4.1	—	Penford Corporation 1994 Stock Option Plan (as amended as of January 8, 2002) (Incorporated by reference to Appendix A of Penford Corporation’s Proxy Statement filed with the Commission on January 18, 2002.

5.1	—	Opinion and Consent of Preston Gates & Ellis LLP

23.1	—	Consent of Preston Gates & Ellis LLP (See Exhibit 5.1)

23.2	—	Consent of Ernst & Young, LLP

24.1	—	Power of Attorney (Included on the signature pages to this Registration Statement on Form S-8)

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 12th day of  July, 2002.

PENFORD CORPORATION

/s/ Thomas D. Malkoski Thomas D. Malkoski Chief Executive Officer and Director

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas D. Malkoski or Jeffrey T. Cook his or her true lawful attorney-in-fact, with full power of substitution, and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dated

/s/ Thomas D. Malkoski Thomas D. Malkoski	Chief Executive Officer (Principal Executive Officer), Director	June 18, 2002

/s/ Jacqueline L. Davidson Jacqueline L. Davidson	Vice President, Finance (Chief Accounting Officer)	June 18, 2002

/s/ William G. Parzybok, Jr. William G. Parzybok, Jr.	Chairman of the Board of Directors	June 18, 2002

/s/ Jeffrey T. Cook Jeffrey T. Cook	President and Director	June 18, 2002

/s/ Richard T. Crowder Richard T. Crowder	Director	June 18, 2002

/s/ Paul H. Hatfield Paul H. Hatfield	Director	June 18, 2002

/s/ John C. Hunter, III John C. Hunter, III	Director	June 18, 2002

/s/ Sally G. Narodick Sally G. Narodick	Director	June 18, 2002

/s/ James E. Warjone James E. Warjone	Director	June 18, 2002